Exhibit 22

LIST OF SUBSIDIARY GUARANTORS

As of November 30, 2023, each of the following subsidiaries of FedEx Corporation (“FedEx”) has guaranteed each of the senior unsecured debt securities issued by FedEx listed below. FedEx owns, directly or indirectly, 100% of each guarantor subsidiary. The guarantees are (1) unsecured obligations of the respective guarantor subsidiary, (2) rank equally with all of their other unsecured and unsubordinated indebtedness, and (3) are full and unconditional and joint and several.

NAME OF GUARANTOR SUBSIDIARY	Jurisdiction of INCORPORATION or Organization
Federal Express Corporation	Delaware
FedEx Ground Package System, Inc.	Delaware
FedEx Freight Corporation	Delaware
FedEx Freight, Inc.	Arkansas
FedEx Corporate Services, Inc.	Delaware
FedEx Office and Print Services, Inc.	Texas
Federal Express Europe, Inc.	Delaware
Federal Express Holdings S.A., LLC	Delaware
Federal Express International, Inc.	Delaware

SENIOR UNSECURED DEBT SECURITIES OF FEDEX GUARANTEED BY THE GUARANTOR SUBSIDIARIES(1)
0.450% Notes due 2025
3.250% Notes due 2026
1.625% Notes due 2027
3.400% Notes due 2028
4.200% Notes due 2028
0.450% Notes due 2029
3.100% Notes due 2029
4.250% Notes due 2030
1.300% Notes due 2031
2.400% Notes due 2031
0.950% Notes due 2033
4.900% Notes due 2034
3.900% Notes due 2035
3.250% Notes due 2041
3.875% Notes due 2042
4.100% Notes due 2043
5.100% Notes due 2044
4.100% Notes due 2045
4.750% Notes due 2045
4.550% Notes due 2046
4.400% Notes due 2047
4.050% Notes due 2048
4.950% Notes due 2048
5.250% Notes due 2050
4.500% Notes due 2065 (1) References are to calendar years.

SUBSIDIARY ISSUERS OF GUARANTEED SECURITIES

Pass-through trusts formed by Federal Express Corporation (“FedEx Express”), a Delaware corporation and wholly owned subsidiary of FedEx, offer for sale pass-through certificates of FedEx Express. Each pass-through certificate represents an interest in a pass-through trust. The property of the pass-through trust includes equipment notes issued by FedEx Express. FedEx fully and unconditionally guarantees the payment obligations due on the equipment notes underlying the pass-through certificates offered for sale by FedEx Express.

FedEx Express issued Pass-Through Certificates, Series 2020-1AA with a fixed interest rate of 1.875% due February 2034 utilizing pass-through trusts.